Exhibit 99.1
Schrödinger Reports Strong Second Quarter 2024 Financial Results

Second Quarter Total Revenue of $47.3 Million, Software Revenue of $35.4 Million

Launches Major Initiative to Expand Application of Computational Tools for Predictive Toxicology

Initial Clinical Data Expected for SGR-1505 in 1H25, SGR-2921 and SGR-3515 Data in 2H25

New York, July 31, 2024 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based computational platform is transforming the way therapeutics and materials are discovered, today announced financial results for the second quarter of 2024.

“We are very pleased with our results for the second quarter. We delivered 21% software revenue growth, and we see many opportunities for customers to increase their scale of adoption of our technology. Our recently announced predictive toxicology initiative reflects our commitment to investing in the science underlying our platform to drive future growth,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “Recent clinical and corporate milestones at co-founded companies further validate our platform and underscore the strength of our business model. Our proprietary therapeutics pipeline also continues to progress, and we look forward to sharing the initial Phase 1 data from each of our three lead programs next year, starting with SGR-1505 in the first half of 2025.”

Second Quarter 2024 Financial Results
•Total revenue for the second quarter was $47.3 million, compared to $35.2 million in the second quarter of 2023.
•Software revenue for the second quarter increased 21% to $35.4 million, compared to $29.4 million in the second quarter of 2023. The increase reflects increased contribution from new and existing customers purchasing hosted licenses as well as the renewal of several multi-year deals.
•Drug discovery revenue was $11.9 million for the second quarter, compared to $5.8 million in the second quarter of 2023. The increase was primarily due to the recognition of milestone revenue associated with the progression of ongoing collaboration programs.
•Software gross margin increased to 80% for the second quarter, compared to 77% in the second quarter of 2023, primarily due to increased revenue in the period.
•Operating expenses were $84.1 million for the second quarter, compared to $74.9 million for the second quarter of 2023. The increase was primarily due to higher R&D expenses.
•Other expense, which includes changes in fair value of equity investments and interest income, was $1.2 million for the second quarter, compared to other income of $45.0 million for the second quarter of 2023, reflecting the difference in mark to market value of the company’s equity investments.
•Net loss for the second quarter was $54.0 million, compared to net income of $4.3 million in the second quarter of 2023.
•At June 30, 2024, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $381.5 million, compared to approximately $468.8 million at December 31, 2023.

	Three Months Ended
	June 30,
	2024	2023	% Change
	(in millions)
Total revenue	$47.3	$35.2	35%
Software revenue	35.4	29.4	21%
Drug discovery revenue	11.9	5.8	104%
Software gross margin	80%	77%
Operating expenses	$84.1	$74.9	12%
Other (expense) income	$(1.2)	$45.0	—
Net (loss) income	$(54.0)	$4.3	—

For the three and six months ended June 30, 2024, Schrödinger reported non-GAAP net losses of $48.1 million and $110.5 million, respectively, compared to non-GAAP net losses of $56.8 million and $84.4 million for the three and six months ended June 30, 2023. A reconciliation of non-GAAP net loss to GAAP net (loss) income can be found in “Non-GAAP Information” and financial tables below.

2024 Financial Outlook
Today Schrödinger updated its 2024 full-year guidance for software gross margin and operating expense growth and maintained its other financial guidance. The company’s financial expectations for the fiscal year ending December 31, 2024, are as follows:
•Software revenue growth is expected to range from 6% to 13%.
•Drug discovery revenue is expected to range from $30 million to $35 million.
•Software gross margin is now expected to be slightly lower than 2023 and in the range of 2022 based on the effect of the research grant from the Bill & Melinda Gates Foundation.
•Operating expense growth in 2024 is now expected to range from 8% to 10%.
•Cash used for operating activities in 2024 is expected to be above cash used for operating activities in 2023.

For the third quarter of 2024, software revenue is expected to range from $32 million to $34 million.

Recent Highlights
Platform
•In July, Schrödinger launched an initiative to expand its computational platform to predict toxicity associated with binding to off-targets. The goal of this initiative is to develop a computational solution to improve the properties of drug development candidates and reduce the risk of development failure. The project will be funded initially by a $10 million grant from the Bill & Melinda Gates Foundation and will leverage NVIDIA’s AI technology.

•In June, Schrödinger and AstraZeneca scientists published a method yielding more accurate predictions of experimental free energies for optimizing protein-protein interactions, which is central to biologics design. The case studies demonstrate how FEP+ calculations can be applied to real-world protein therapeutic design projects, potentially increasing throughput and lowering discovery costs.

Proprietary Pipeline
•The company is advancing the Phase 1 dose-escalation study of SGR-1505, its MALT1 inhibitor, in patients with relapsed/refractory B-cell malignancies, and enrollment is ongoing in the U.S. and Europe. The company expects to report initial clinical data from this study in the first half of 2025.

•Schrödinger announced today that the FDA has granted SGR-2921, the company’s investigational CDC7 inhibitor, FDA Fast Track Designation for the treatment of relapsed/refractory acute myeloid leukemia. The Phase 1 study of SGR-2921 in patients with acute myeloid leukemia or myelodysplastic syndrome continues to enroll patients in the U.S. and EU. The company expects to report initial clinical data from this study in the second half of 2025.

•Today, Schrödinger announced the initiation of dosing in a Phase 1 clinical study of SGR-3515, an investigational Wee1/Myt1 inhibitor in patients with advanced solid tumors. The dose-escalation study is designed to evaluate the safety, pharmacokinetics, pharmacodynamics, preliminary anti-tumor activity, and a recommended Phase 2 dose of SGR-3515. The company expects to report initial clinical data from this study in the second half of 2025.

Collaborators, Partners, and Co-Founded Companies
•In July, Morphic Holding, Inc., a company that Schrödinger co-founded, announced its planned acquisition by Lilly for $57 per share, or approximately $3.2 billion. Schrödinger currently owns 834,968 shares of Morphic and is entitled to low single-digit royalties on its clinical development programs, including MORF-057.

•Development programs at other companies co-founded by Schrödinger continued to progress. In May, Ajax Therapeutics, Inc. completed a Series C financing and received Investigational New Drug clearance for AJ1-11095, a type II JAK2 inhibitor. In June, Structure Therapeutics presented obesity and diabetes data from its Phase 1b/2a study of GSBR-1290, a GLP-1 receptor agonist, at the Annual Meeting of the American Diabetes Association.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its second quarter 2024 financial results on Wednesday, July 31, 2024, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based computational platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is licensed by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance a portfolio of collaborative and proprietary programs to address unmet medical needs.

Founded in 1990, Schrödinger has approximately 850 employees and is engaged with customers and collaborators in more than 70 countries. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2024 and third quarter ending September 30, 2024, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its CDC7, MALT1, and Wee1/Myt1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, the expected timeline for submitting investigational new drug applications, its initiative to expand its computational platform to predict toxicity associated with binding to off-targets, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission on July 31, 2024, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodemo (Media)
Schrödinger, Inc.
allie.nicodemo@schrodinger.com
480-251-3144

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Software products and services	$35,404	$29,352	$68,819	$61,565
Drug discovery	11,930	5,837	15,113	38,406
Total revenues	47,334	35,189	83,932	99,971
Cost of revenues:
Software products and services	7,167	6,695	15,143	13,810
Drug discovery	8,832	14,684	18,564	26,658
Total cost of revenues	15,999	21,379	33,707	40,468
Gross profit	31,335	13,810	50,225	59,503
Operating expenses:
Research and development	50,835	42,705	101,446	83,446
Sales and marketing	9,693	9,022	19,864	18,167
General and administrative	23,536	23,216	49,077	49,524
Total operating expenses	84,064	74,943	170,387	151,137
Loss from operations	(52,729)	(61,133)	(120,162)	(91,634)
Other (expense) income
Gain on equity investments	—	—	—	147,322
Change in fair value	(5,833)	40,654	2,304	76,391
Other income	4,598	4,326	9,626	7,263
Total other (expense) income	(1,235)	44,980	11,930	230,976
(Loss) income before income taxes	(53,964)	(16,153)	(108,232)	139,342
Income tax expense (benefit)	83	(20,431)	539	5,928
Net (loss) income	$(54,047)	$4,278	$(108,771)	$133,414
Net (loss) income per share of common and limited common stockholders, basic:	$(0.74)	$0.06	$(1.50)	$1.86
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, basic:	72,711,685	71,642,722	72,501,409	71,555,395
Net (loss) income per share of common and limited common stockholders, diluted:	$(0.74)	$0.06	$(1.50)	$1.79
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, diluted:	72,711,685	75,064,323	72,501,409	74,499,672

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$108,109	$155,315
Restricted cash	4,227	5,751
Marketable securities	269,180	307,688
Accounts receivable, net of allowance for doubtful accounts of $150 and $220	11,849	65,992
Unbilled and other receivables, net for allowance for unbilled receivables of $130 and $100	40,321	23,124
Prepaid expenses	15,493	9,926
Total current assets	449,179	567,796
Property and equipment, net	25,723	23,325
Equity investments	88,555	83,251
Goodwill	4,791	4,791
Right of use assets - operating leases	116,525	117,778
Other assets	3,598	6,014
Total assets	$688,371	$802,955
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	8,116	$16,815
Accrued payroll, taxes, and benefits	24,320	31,763
Deferred revenue	40,799	56,231
Lease liabilities - operating leases	16,801	16,868
Other accrued liabilities	9,723	11,996
Total current liabilities	99,759	133,673
Deferred revenue, long-term	7,080	9,043
Lease liabilities - operating leases, long-term	107,128	111,014
Other liabilities, long-term	424	667
Total liabilities	214,391	254,397
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 63,621,165 and 62,977,316 shares issued and outstanding at June 30, 2024 and December 31, 2023 , respectively	636	630
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	92	92
Additional paid-in capital	920,621	885,973
Accumulated deficit	(447,189)	(338,418)
Accumulated other comprehensive (loss) income	(180)	281
Total stockholders' equity	473,980	548,558
Total liabilities and stockholders' equity	$688,371	$802,955

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(108,771)	$133,414
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on equity investments	—	(147,322)
Fair value adjustments	(2,304)	(76,391)
Depreciation and amortization	2,837	2,925
Stock-based compensation	25,026	22,653
Noncash investment accretion	(4,706)	(2,858)
Loss on disposal of property and equipment	7	63
Decrease (increase) in assets:
Accounts receivable, net	54,143	46,301
Unbilled and other receivables	(17,197)	(1,448)
Reduction in the carrying amount of right of use assets - operating leases	4,205	3,720
Prepaid expenses and other assets	(6,118)	(11,408)
(Decrease) increase in liabilities:
Accounts payable	(8,941)	192
Income taxes payable	—	4,779
Accrued payroll, taxes, and benefits	(7,443)	(3,554)
Deferred revenue	(17,395)	(21,235)
Lease liabilities - operating leases	(3,953)	(1,584)
Other accrued liabilities	(2,389)	2,216
Net cash used in operating activities	(92,999)	(49,537)
Cash flows from investing activities:
Purchases of property and equipment	(5,096)	(6,007)
Purchases of equity investments	(3,000)	(4,125)
Distribution from equity investment	—	147,117
Purchases of marketable securities	(153,513)	(125,714)
Proceeds from maturity of marketable securities	196,266	228,174
Net cash provided by investing activities	34,657	239,445
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	950	5,565
Principal payments on finance leases	(29)	—
Payment of offering costs	—	(174)
Issuance of common stock upon ATM offering, net	8,691	—
Net cash provided by financing activities	9,612	5,391
Net (decrease) increase in cash and cash equivalents and restricted cash	(48,730)	195,299
Cash and cash equivalents and restricted cash, beginning of period	161,066	95,717
Cash and cash equivalents and restricted cash, end of period	$112,336	$291,016

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$439	$918
Supplemental disclosure of non-cash investing and financing activities
Accrued offering costs	—	199
Purchases of property and equipment in accounts payable	435	2,935
Purchases of property and equipment in accrued liabilities	331	30
Acquisition of right of use assets - operating leases, contingency resolution	2,848	514
Acquisition of right of use assets in exchange for lease liabilities - operating leases	—	6,333

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(in thousands, except per share data)
Net (loss) income (GAAP)	$(54,047)	$4,278	$(108,771)	$133,414
Income tax expense (benefit)	83	(20,431)	539	5,928
Gain on equity investment	—	—	—	(147,322)
Change in fair value	5,833	(40,654)	(2,304)	(76,391)
Non-GAAP net loss	$(48,131)	$(56,807)	$(110,536)	$(84,371)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.66)	$(0.79)	$(1.52)	$(1.18)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	72,711,685	71,642,722	72,501,409	71,555,395